Exhibit 19.1
Magnolia Oil & Gas Corporation
Amended Insider Trading and Regulation FD Policy
Effective as of October 30, 2023
I.INTRODUCTION
Purpose
The purpose of this Amended Insider Trading and Regulation FD Policy (this “Policy”) is to help Magnolia Oil & Gas Corporation and its subsidiaries (the “Company”) comply with federal and state securities laws, and to preserve the reputation and integrity of the Company.
What Is Insider Trading?
Insider trading is illegal and prohibited. Insider trading occurs when a person who is aware of “material, non-public information” (as defined below) about a company buys or sells that company’s securities or provides material, non-public information to another person who may trade, or recommends that another person trade, on the basis of that information.
What Securities Are Subject To This Policy?
This Policy applies to purchases or sales of the Company’s securities, other equity investments and derivative securities (e.g., common stock, units, warrants, as well as options, puts, calls or other derivatives, whether or not issued by the Company) or any other type of securities that the Company may issue, such as preferred stock and convertible debentures (collectively, “Company Securities”). This Policy also prohibits trading in the securities of another company if you become aware of material, non-public information about that company in the course of your position with the Company.
Who Is Subject To This Policy?
This Policy applies globally to all directors and officers of the Company and its subsidiaries and any other person or entity designated by the Company from time-to-time (collectively, “Designated Persons”), all employees of the Company and its subsidiaries (“Employees”), and all persons or entities acting on behalf of the Company, such as auditors, agents, and consultants (together with Designated Persons and Employees, “Company Personnel”).
In addition, as specified in Section IV (“Certain Additional Restrictions”), (i) Employees and Designated Persons are subject to additional restrictions relating to trading in Company Securities during a Blackout Period (as defined below) and (ii) Designated Persons are subject to additional restrictions relating to the pre-clearance of purchases or sales in Company Securities.

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Family Members And Others Subject To This Policy
This Policy also applies to anyone who lives in your household (whether or not family members) and any family members who do not live in your household, but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). This Policy also applies to any entities, including corporations, partnerships or trusts, that are under the influence or control of Company Personnel or their Family Members (collectively, “Controlled Entities”), and transactions by such Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the account of the Company Personnel or Family Members. You are responsible for the transactions of these other persons and entities and therefore should make them aware of the need to confer with you before they trade in Company Securities.
Administration Of The Policy
The Company’s chief compliance officer (the “Compliance Officer”) will be responsible for administration and interpretation of this Policy. The Compliance Officer shall consult with outside legal counsel, as appropriate. This Policy may be amended by the Board of Directors or Chief Executive Officer of the Company.
Individual Responsibility
You are responsible for making sure that you comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material, non-public information rests with that individual, and any action on the part of the Company, the Compliance Officer or outside legal counsel, as appropriate, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail in Section X (“Consequences of Violation”).
II.POLICY STATEMENTS
Policy Prohibiting Insider Trading
No Trading On Material, Non-Public Information. If you are aware of material, non-public information about the Company, you may not, directly or indirectly, except as otherwise specified in Section VI (“Transactions Under Company Plans”) or Section VIII (“Rule 10b5-1 Plans”), buy or sell Company Securities or engage in any other action to take advantage of that information.

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It is also the policy of the Company that the Company will not engage in transactions in Company Securities while aware of material, non-public information relating to the Company or Company Securities.

No Tipping. If you are aware of material, non-public information about the Company, you may not communicate or pass (“tip”) that information on to others outside the Company, including Family Members and friends. The federal securities laws impose liability on any person who “tips” or communicates (the “tipper”) material, non-public information to another person or entity (the “tippee”), who then trades on the basis of the information. Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities.
Additional restrictions relating to the pre-clearance of purchases or sales in Company Securities applicable to certain Designated Persons are included in Section IV below. Employees and Designated Persons must also refrain from trading in Company Securities during a Blackout Period to avoid even the appearance of impropriety. In addition, it is our policy that Company Personnel who, in the course of working for the Company, learn of material, non-public information about a company with which the Company does business, including a customer or supplier of the Company, may not trade in, take advantage of, or pass information about that company’s securities until the information becomes public or is no longer material.
Designated Persons may not give trading advice of any kind about the Company, whether or not such Designated Person is aware of material, non-public information.
Statement Of Communications Policy
The Company engages in communications with investors, securities analysts, and the financial press. It is against the law – specifically, Regulation FD adopted by the Securities and Exchange Commission (the “SEC”) – as well as this Policy, for any person acting on behalf of the Company to selectively disclose material, non-public information to securities professionals (including, for example, buy and sell-side analysts, institutional investment managers, and investment companies) or investors in any Company Securities under circumstances where it is reasonably foreseeable that the recipient may be likely to trade on the basis of such information, unless the information has first or simultaneously been disclosed to the public.
III.DEFINITION OF MATERIAL, NON-PUBLIC INFORMATION
What Is Material Information?
You should consider material information as any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s securities price, whether it is positive or negative,

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should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and you should carefully consider how a transaction may be construed by enforcement authorities who will have the benefit of hindsight. Even if information is not material to the Company, it may be material to a customer, supplier, or other company with publicly traded securities. While it is not possible to define all categories of material information, some examples of information that could be regarded as material are:
A proposed acquisition, sale or joint venture;
Projected future earnings or losses;
Results of exploratory, development or exploitation activities;
A significant expansion or cutback of operations;
Changes in executive management;
Major lawsuits or legal settlements;
Extraordinary customer quality claims;
The commencement or results of regulatory proceedings;
A proposed merger or tender offer;
Changes to earnings guidance or projections, if any;
The potential or actual gain or loss of a major customer or supplier;
A significant corporate event or crisis;
Company restructuring;
Knowledge of material previously undisclosed or upcoming trades in Company securities by significant securityholders;
Borrowing activities, including contemplated financings and refinancings (other than in the ordinary course);
A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
The establishment of a repurchase program for Company Securities;
A change in auditors or notification that the auditor’s reports may no longer be relied upon;
Development of a significant new product, process, or service;
The imposition of a ban on trading in Company Securities or the securities of another company; or
Impending bankruptcy or the existence of severe liquidity problems.
When Is Information “Public”?
Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Filings with the SEC and press releases are generally regarded as public information. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors.

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Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after one full trading day has elapsed since the information was released. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material, non-public information.

If you have any question as to whether information is material or is publicly available, please err on the side of caution and direct an inquiry to the Compliance Officer.
IV.CERTAIN ADDITIONAL RESTRICTIONS
Blackout Periods
All Employees and Designated Persons, as well as their Family Members and Controlled Entities, are subject to the Blackout Periods described below.
Unless pursuant to a properly established Rule 10b5-1 Plan (as defined below), in order to prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of material, non-public information, Employees and Designated Persons (along with their Family Members and Controlled Entities) may not conduct transactions (for their own or related accounts) involving the purchase or sale of Company Securities during the following periods (the “Blackout Periods”):
Quarterly Blackout Periods. The period in any fiscal quarter commencing on the first day following the end of the third calendar month (i.e., April 1, July 1, October 1 and January 1) and ending after the first full trading day after the date of public disclosure of the financial results for such fiscal quarter or year. If public disclosure occurs on a trading day before the markets open, then such date of disclosure shall be considered the first trading day with respect to such public disclosure. If public disclosure occurs on a trading day during market hours or after the markets close, then such date of disclosure shall not be considered the first trading day with respect to such public disclosure.
The safest period for trading in Company Securities, assuming the absence of material, non-public information, generally is the first ten trading days following the end of the Blackout Period. Company Personnel will, as any quarter progresses, be increasingly likely to be aware of material, non-public information about the expected financial results for the quarter.
Event-Specific Blackout Periods. Any other period designated in writing by the Compliance Officer. If you are made aware of the existence of an event-specific Blackout

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Period, you should not disclose the existence of such Blackout Period to any other person.
The Blackout Periods do not apply to those transactions to which this Policy does not apply, as described below in Section VI (“Transactions Under Company Plans”).
Pre-Clearance Procedures
Additionally, all Designated Persons (and their Family Members and Controlled Entities) are subject to the pre-clearance restrictions described below.
Unless made pursuant to a properly established Rule 10b5-1 Plan, all Designated Persons must clear purchases or sales in Company Securities with the Compliance Officer (or his/her designee) before the trade may occur. The Compliance Officer may designate and provide notice to other entities or individuals who may, from time to time, be subject to the pre-clearance procedures under this Policy.
Requests for pre-clearance must be made in writing at least two (2) business days before the date of the proposed transaction. The request for pre-clearance must state the date on which the proposed transaction will occur and identify the broker-dealer or any other investment professional responsible for executing the trade. The Compliance Officer (or his/her designee) will inform the requesting individual of a decision with respect to the request as soon as possible after considering all the circumstances relevant to his/her determination, including coordination with any stock repurchase program the Company may have underway. The Compliance Officer (or his/her designee) is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If the Compliance Officer (or his/her designee) has not responded to a request for pre-clearance, do not trade in the Company’s Securities. If approved, the transaction must occur within two (2) trading days after receipt of approval (so long as the transaction is not during a Blackout Period). If permission is denied, refrain from initiating any transaction in Company Securities, and do not inform any other person of the restriction.
Pre-clearance may also be required for certain gifts and other transfers not involving the purchase or sale of Company Securities specified in Section VII (“Gifts and Other Transfers Not Involving a Purchase or Sale”).

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Even if approval to trade pursuant to the pre-clearance process is obtained in writing, or pre-clearance is not required for a particular transaction, a Designated Person may not trade in Company Securities if he or she is aware of material, non-public information about the Company or any of the companies covered by this Policy. This Policy does not require pre-clearance of transactions in any other company’s securities unless otherwise indicated in writing by the Compliance Officer.

V.SPECIAL AND PROHIBITED TRANSACTIONS
The Company considers it improper and inappropriate for Company Personnel to engage in short-term or speculative transactions in Company Securities. It therefore is the Company’s policy that Company Personnel may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
Short-term Trading. Certain Designated Persons that purchase Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa). Short-term trading of Company Securities by certain Designated Persons may be distracting and may unduly focus on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. Note that generally stock purchased through the Company’s equity plans and transactions with the Company are not subject to this restriction.
Short Sales. Short sales (selling securities that you do not own, with the intention of buying the securities at a lower price in the future) of Company Securities are prohibited by this Policy. Short sales of Company Securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. Short sales may reduce the seller’s incentive to improve the Company’s performance. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits directors and officers from engaging in short sales.
Publicly Traded Options. Transactions in puts, calls, or other derivative securities of the Company, on an exchange or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that trading is based on material, non-public information. Transactions in options also may focus attention on short-term performance at the expense of the Company’s long-term objectives. See “Hedging Transactions” below.

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Margin Accounts and Pledges. Without the prior written consent of the Board of Directors of the Company or the Audit Committee, holding Company Securities in margin accounts or pledging Company Securities as collateral for loans or other obligations is prohibited by this Policy.
Hedging Transactions. Engaging in hedging transactions with respect to ownership in Company Securities, including trading in any derivative security of the Company Securities, is prohibited by this Policy. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow you to lock in much of the value of your stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow you to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company’s other shareholders.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, or other employee is in possession of material, non-public information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined in this Policy, including Section IV (“Certain Additional Restrictions”).
VI.TRANSACTIONS UNDER COMPANY PLANS
This Policy does not apply in the case of the following transactions, except as specifically noted:
Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, if any, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold stock subject to an option to satisfy tax withholding requirements. This Policy’s trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the cost of exercise.
Restricted Stock and Restricted Stock Unit Awards. This Policy’s trading restrictions do not apply to the vesting and/or settlement of restricted stock or restricted stock unit awards, or the exercise of a tax withholding right pursuant to which a person elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon

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the vesting and/or settlement of any restricted stock or restricted stock unit awards. The Policy does apply, however, to any market sale of stock received pursuant to such awards.
401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from the periodic contribution of money to the plan pursuant to standard payroll deduction elections.
Other Similar Transactions. Any other similar purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
10b5-1 Trading Plans. Any transactions made pursuant to a Rule 10b5-1 Plan properly established in accordance with applicable SEC rules and the rules below.
VII.GIFTS AND OTHER TRANSFERS NOT INVOLVING A PURCHASE OR SALE
Provided that no consideration is received from the recipient, gifts of Company Securities to charities or other persons, as well as transfers to or from trusts or partnerships, by:
1.a Designated Person is permitted so long as the donor/transferor is not aware of material, non-public information and pre-clearance is obtained in accordance with this Policy, and
2.a donor/transferor who is aware of material, non-public information may be permitted if the donee/transferee is an individual or entity subject to the pre-clearance procedures of this Policy.
VIII.RULE 10b5-1 PLANS
Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions, including blackout and pre-clearance requirements.
To comply with this Policy, a Rule 10b5-1 Plan must be approved in writing by the Compliance Officer and meet the requirements of Rule 10b5-1. In general, a person entering into a Rule 10b5-1 Plan must comply with the following:
The plan must be entered into at a time when the person entering into the plan is not aware of material, non-public information and not during a Blackout Period.

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Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade.
The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party.
The plan must include a cooling off period before trading can commence that, for directors and officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 Plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 Plan.
A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions).
Directors and officers must include a representation in their Rule 10b5-1 Plan certifying that (i) they are not aware of any material, non-public information, and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.
All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.
Any Rule 10b5-1 Plan must be submitted for approval two weeks prior to the entry into the Rule 10b5-1 Plan unless this period is waived by the Compliance Officer. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
IX.POST-TERMINATION TRANSACTIONS
The Policy continues to apply to transactions in Company Securities even after your service with the Company has ended (other than the pre-clearance and trading prohibitions during a Blackout Period, which will cease to apply upon the expiration of any Blackout Period pending at the time of the termination of service). If you are aware of material, non-public information when your employment terminates, you may not purchase or sell Company Securities until that information has become public or is no longer material.

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X.CONSEQUENCES OF VIOLATION
Insider trading is a serious crime. There are no limits on the size of a transaction that will trigger insider trading liability. Insider trading violations are pursued vigorously by the SEC and can be detected using advanced technologies. In the past, relatively small trades have resulted in investigations by the SEC or the Department of Justice and lawsuits.
Individuals found liable for insider trading (and tipping) face penalties of up three (3) times the profit gained or loss avoided, a criminal fine of up to $5 million and up to twenty (20) years in jail. In addition to the potential criminal and civil liabilities, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally plus collect other damages. Furthermore, the Company (and its executive officers and directors) could face penalties of the greater of $1 million or three (3) times the profit gained or loss avoided as a result of an employee’s violation and/or criminal penalty of up to $25 million.
Without regard to civil or criminal penalties that may be imposed by others, willful violation of this Policy and its procedures may constitute grounds for, among other things, dismissal from the Company. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
XI.PROCEDURES FOR COMMUNICATIONS WITH THE PUBLIC
General Considerations
Regulation FD generally prohibits the Company from making any selective disclosure of material, non-public information. In addition, this Policy prohibits Company Personnel from disclosing any Company information to anyone outside the Company, including analysts, shareholders, journalists or any media outlet, Family Members and friends, other than in accordance with this Policy. Company Personnel also may not discuss the Company or its business through any online or internet-based forum, including social media, regardless of whether such disclosure is on an anonymous basis.
The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release.
Authorized Spokespersons
Company Personnel could be deemed to be “acting on behalf of” the Company and subject the Company to possible SEC enforcement action for violation of Regulation FD if Company Personnel orally, or in writing (including by e-mail), communicate material, non-public information to market professionals and investors in situations where the Company has not either

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previously or simultaneously released that information to the public pursuant to one or more of the following methods:
Form 8-K or another document filed with, or submitted to, the SEC;
A press release;
A conference call or webcast of such a call that is open to the public at large (albeit solely on a “listen-only” basis where an Authorized Spokesperson deems it appropriate), and has been the subject of adequate advance notice within the meaning of Regulation FD; or
A website posting (to the extent the Company’s website is determined to be a channel for publicly communicating information in compliance with Regulation FD).
The Company limits the number of spokespersons authorized to communicate on behalf of the Company with any person or entity outside the Company – both to ensure compliance with Regulation FD and otherwise to protect the confidentiality of sensitive business or financial information regarding the Company. Accordingly, the Company designates the Chief Executive Officer, Chief Financial Officer and any other person specifically designated by the Chief Executive Officer as the sole authorized spokespersons for the Company (the “Authorized Spokespersons”). Unless you have been designated in writing as an Authorized Spokesperson or have been authorized by an Authorized Spokesperson to do so, you may not publicly respond to any inquiries.
All inquiries regarding the Company or its securities made by any person or entity outside the Company, including but not limited to securities analysts, members of the media, existing shareholders and/or debtholders and potential investors (except in the context of planned and authorized presentations) with regard to the Company’s business operations or prospects as well as the Company’s financial condition, results of operations, or any development or plan affecting the Company, should be referred immediately and exclusively to an Authorized Spokesperson.
Inadvertent Disclosure
Company Personnel should notify the Compliance Officer or the Company’s legal counsel immediately if they become aware of facts suggesting that material, non-public information may have been communicated in violation of this Policy. In certain circumstances, steps can be taken promptly upon discovery of the selective disclosure to protect both the Company and the person responsible for that communication. Regulation FD, for example, gives a brief period, generally no longer than 24 hours, after discovery of an unintentional selective disclosure to avoid potential SEC enforcement action by fully disclosing the information to the public.
Responding to Rumors
Rumors and media reports concerning the business and affairs of the Company may circulate from time to time. It is the Company’s general policy not to comment upon such rumors and/or to publish corrections about inaccurate or incomplete media statements. Company Personnel

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should not comment upon or respond to such rumors and/or media reports. Requests for comments or responses should be referred to an Authorized Spokesperson.
XII.CERTIFICATIONS UNDER THE POLICY
Each Employee and Designated Person must certify initially that such individual has read and is in compliance with this Policy and will abide by its provisions in the future.

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CERTIFICATE OF COMPLIANCE
I __________________________________________ hereby certify that I have received,
    (Print name)
read and understand the foregoing “Amended Insider Trading and Regulation FD Policy.” I further certify that I am in compliance with, and will continue to adhere to, the policies and procedures set forth therein and understand that my failure to adhere could subject me to dismissal from the Company or removal from the Board of Directors for cause.
Date:

Signature:

Title:

If you have any questions, please contact the Company’s Compliance Officer.

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